UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 9, 2024

CS Disco, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40624	46-4254444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue
Suite 900
Austin, Texas 78701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (833) 653-4726

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	LAW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 9, 2024 the board of directors (the "Board") of CS Disco, Inc. (the "Company") appointed Eric Friedrichsen as the Company's President, Chief Executive Officer and principal executive officer, effective April 29, 2024 (the "Start Date"). In connection with Mr. Friedrichsen's appointment, he was also appointed to serve as a member of the Board as a Class I director for a term expiring at the Company's 2025 Annual Meeting of Stockholders, with such appointment taking effect as of the Start Date.
Mr. Friedrichsen, 55, served as Chief Executive Officer of Emburse, LLC, a provider of expense management solutions, from January 2020 to January 2024. In 2019, Mr. Friedrichsen served as Global Head, Commercial, SMB and Growth Markets of Marketo Inc., a provider of marketing automation solutions and a subsidiary of Adobe Inc. Prior to that time, Mr. Friedrichsen held a series of executive and leadership roles at SAP and SAP Concur, from 2008 to 2018. Mr. Friedrichsen holds a B.B.A. in Management Information Systems from the University of Iowa. The Board believes that Mr. Friedrichsen is qualified to serve on the Board due to his extensive experience building and leading businesses and the insights he will have as the Company’s Chief Executive Officer.
Scott Hill, the Company's existing Chief Executive Officer, will remain as an employee of the Company on an interim basis from the Start Date until May 11, 2024, as an advisor to Mr. Friedrichsen and to help provide for an orderly transition. During this transition period, Mr. Hill will continue to receive the same base salary and the restricted stock units he has been granted for his service as Chief Executive Officer will continue to vest. Mr. Hill will remain on the Board. Starting when he is no longer an employee, Mr. Hill has been appointed to be the Chair of the Board and his compensation for such service will be as set forth in the Company’s Non-Employee Director Compensation Policy.
In connection with his appointment as President and Chief Executive Officer, the Board on April 9, 2024 approved an employment agreement with Mr. Friedrichsen (the "Friedrichsen Employment Agreement"). Pursuant to the terms of the Friedrichsen Employment Agreement, Mr. Friedrichsen will receive an annualized base salary of $550,000, as well as a discretionary annual cash bonus with a target of 100% of Mr. Friedrichsen’s base salary. Mr. Friedrichsen will also receive a grant of restricted stock units ("RSUs"), effective as of April 29, 2024 for 1,023,780 shares of common stock of the Company. 25% of the RSUs will vest, subject to Mr. Friedrichsen’s continued service with the Company, on May 16, 2025, with the remainder to vest quarterly in equal installments through May 16, 2028, subject in each case to Mr. Friedrichsen’s continued service as President and Chief Executive Officer.
Mr. Friedrichsen is also entitled to certain severance benefits under the Friedrichsen Employment Agreement. If Mr. Friedrichsen, during the period beginning three months prior to and ending 12 months after a Change in Control (as defined in the Friedrichsen Employment Agreement), (i) resigns for Good Reason (as defined in the Friedrichsen Employment Agreement) or (ii) has his employment terminated without Cause (as defined in the Friedrichsen Employment Agreement), he will receive, subject to certain conditions, (a) a cash payment equivalent to 18 months of his then-current base salary, (b) a lump sum payment of 150% of his target annual cash bonus for the year of his termination or resignation, (c) payment of his COBRA premiums for up to 18 months following the date of his termination or resignation, and (d) acceleration of all his unvested and outstanding equity awards. In addition, if in connection with a Change in Control or a Corporate Transaction (as defined in the Company’s 2021 Equity Incentive Plan), any outstanding unvested equity awards held by Mr. Friedrichsen are not assumed or continued by the successor or acquiror entity (or its parent company) in such transaction or substituted for a similar award, and Mr. Friedrichsen’s employment has not terminated as of immediately prior to such transaction, such unvested equity awards will vest in full.
If Mr. Friedrichsen, outside of the period beginning three months prior to and ending 12 months after a Change in Control, (i) resigns for Good Reason or (ii) has his employment terminated without Cause, he will receive, subject to certain conditions, (a) a cash payment equivalent to 12 months of his current base salary, (b) payment of his COBRA premiums for up to 12 months and (c) acceleration of all his unvested and outstanding equity awards such that they will vest in the amount that would have vested if Mr. Friedrichsen remained President and Chief Executive Officer for 12 months following his separation date.
There are no arrangements or understandings between Mr. Friedrichsen and any other person pursuant to which he was selected as an officer and director of the Company, and there is no family relationship between Mr. Friedrichsen and any of the Company's other executive officers or directors. There are no related party transactions between Mr. Friedrichsen and the Company that would require disclosure under Item 404(a) of Regulation S-K.
Investor Relations Contact
IR@csdisco.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS Disco, Inc.

Date: April 10, 2024	By:	/s/ Michael S. Lafair
	Name:	Michael S. Lafair
	Title:	Executive Vice President, Chief Financial Officer